Exhibit 99.1

Pure Cycle Reports First Quarter Results

“We started fiscal 2022 with continued momentum in our land and water segments as well as the official launch of our fully operational single-family home rental business. We are under construction on our next 229 lots at Sky Ranch and continue to add customers to our utility segment each month as well as having completed construction on the first three homes, and we could not be happier with the results. Our strategy and planning resulted in the successful launch of this new line of business which brings confidence to our team as we look forward to the continued growth of this new business,” commented Mark W. Harding CEO of Pure Cycle.

Highlights

➢	Revenues of $4.3 million for the three months ended November 30, 2021

➢	Received the second progress payment for Phase 2 LDA lots of Sky Ranch

➢	479 or 94% of lots in the initial phase of Sky Ranch have purchased water and wastewater taps, totaling $14.2 million in tap fees to date

➢	Completed construction of the first three single-family rental homes and rented the homes within ten days of completing construction – at rates higher than we budgeted

Denver, Colorado, January 10, 2022 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) is reporting net income of $1.5 million for the three months ended November 30, 2021, on revenues of $4.3 million. Pure Cycle continues construction on the first subphase of the second development phase of the Sky Ranch Master Planned Community, which is just over 43% complete.

“We made great progress on the next phase of Sky Ranch,” commented Mr. Harding. “We saw increases in the cost of raw materials in this next phase which increases our overall budget in the first subphase. Fortunately, these increases are mostly attributable to public improvements that are reimbursable to Pure Cycle. Our margin on the lots stayed roughly the same when compared to the direct non reimbursable costs of land development,” Continued Mr. Harding.

Financial Summary

Revenue – Our utility customer base continues to grow as occupancy in the first phase of Sky Ranch increases resulting in a steady growth in our recurring revenue from residential water and wastewater usage. Total Revenues decreased for Q1 2022 compared to Q1 2021, due to the decrease in tap sales after the near completion of Sky Ranch Phase 1. We anticipate tap fee applications to accelerate in subsequent quarters as the second phase of Sky Ranch delivers.

Profitability – We continue to be profitable quarter over quarter with net income increasing to $1.5 million in Q1 2022 compared to $0.8 million in Q1 2021. The growth in net income was positively impacted by increased lot sales due to the continued construction of the second phase, for which our margins increased substantially as we are no longer recognizing reimbursable public improvements as part of the cost of development. Instead, they are now recorded as receivable from the Sky Ranch CAB.

Working Capital – As of November 30, 2021, our working capital was $22.4 million, which includes cash of $12.9 million.

“The second development phase continues to progress, driving our lot sales revenue which we anticipate continuing to grow through fiscal 2022,” comment Mr. Kevin McNeill, CFO of Pure Cycle, “adding our single-family rentals to our operations is another great revenue driver and we are excited to grow this business in the coming years,” concluded Mr. McNeill.

Operational Summary

Water and wastewater resource development – Municipal water usage increased in Q1 2022 as compared to 2021, primarily due to new Sky Ranch customers in our water and wastewater resource development segment as well as increased water usage due to landscaping and irrigation usage. We delivered 17.3 million gallons of water to Sky Ranch customers in Q1 2022, compared to 12.2 million gallons in Q1 2021, which the increase is due to new homes being occupied at Sky Ranch and the delivery of water to irrigate parks and outdoor landscaping at Sky Ranch. Water and wastewater tap sales declined in Q1 2022 as compared to Q1 2021, due to timing of closings at Sky Ranch. Tap sales are driven by building permit applications and are not contractually established with the builders, and no building permits have been issued for the second development phase as of November 30, 2021, and two of the three builders are sold out in the first phase

Land development – Lot sales revenue increased in Q1 2022 as compared to Q1 2021, due to the progress made on the second development phase at Sky Ranch, additionally the price per lot for delivered lots in the second development phase increased on average 40% over the first phase. Revenue for three of the four builder contracts in the second development phase are recognized over time with progress measured under the percent of completion method; therefore, revenue will fluctuate due to timing of construction activities throughout the second phase.

Single Family Rentals - In fiscal 2021 we began construction on three homes that were completed and put into service on November 1, 2021. All three homes were rented effective November 1, 2021, under one year lease agreements. The revenues presented in the consolidated financial statements are for the first month of rent on all three homes, which will be recorded monthly throughout the terms of the leases. The costs reflected as cost of sales for the rental units includes a pro-rata share of the annual property taxes and insurance related specifically to the rental units as well as immaterial fees related to the operations and maintenance assessments from the Sky Ranch CAB which are assessed to all homes in Sky Ranch. During Q1 2022 we contracted for the construction of the fourth rental home, which we anticipate being completed and ready for rental near the end of our fiscal 2022.

The following table presents our unaudited results of operations for the three months ended November 30, 2021 and 2020:

	Three Months Ended
	November 30,	November 30,
(In thousands, except per share amounts)	2021	2020
Revenues:
Metered water usage from:
Municipal customers	$321	$167
Oil and gas operations	386	1,199
Wastewater treatment fees	55	42
Water and wastewater tap fees	261	1,083
Lot sales	2,945	2,356
Project management fees	248	—
Single-family rentals	8	—
Special facility projects and other	49	21
Total revenues	4,273	4,868

Expenses:
Water service operations	(289)	(545)
Wastewater service operations	(129)	(92)
Land development construction costs	(531)	(1,719)

Single-Family rental costs	(3)	—
Depletion and depreciation	(354)	(365)
Other	(77)	(24)
Total cost of revenues	(1,383)	(2,745)

General and administrative expenses	(1,325)	(1,086)
Depreciation	(85)	(84)
Operating income	1,480	953

Other income:
Interest income - related party	362	15
Oil and gas royalty income, net	97	75
Oil and gas lease income, net	48	52
Other	11	10
Interest expense, net	(7)	—
Income from operations before income taxes	1,991	1,105
Income tax expense	(477)	(260)
Net income	$1,514	$845

Earnings per common share - basic and diluted	$0.06	$0.04

The following table presents our consolidated financial position as of November 30, 2021 and August 31, 2021:

(In thousands, except share and per share amounts)	November 30, 2021	August 31, 2021
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$12,914	$20,117
Trade accounts receivable, net	1,217	1,532
Prepaid expenses and other assets	289	458
Land under development	1,030	608
Notes receivable - reimbursable public improvements - related party	16,000	16,000
Total current assets	31,450	38,715
Restricted cash	2,328	2,327
Investments in water and water systems, net	53,506	53,786
Construction in progress	3,016	3,304
Single-family rental units	1,008	—
Land and mineral rights:

Held for development	7,343	5,924
Held for investment purposes	451	451
Other assets	2,569	2,591
Notes receivable – related parties, including accrued interest:
Reimbursable public improvements	13,517	8,794
Other	1,061	1,163
Operating leases - right of use assets, less current portion	102	122
Total assets	$116,351	$117,177

LIABILITIES:
Current liabilities:
Accounts payable	$2,019	$1,787
Accrued liabilities	669	1,224
Accrued liabilities – related parties	2,049	2,881
Income taxes payable	1,185	4,163
Deferred lot sale revenues	2,831	1,995
Deferred oil and gas lease payment and water sales payment	271	410
Debt	7	—
Total current liabilities	9,031	12,460
Participating interests in export water supply	325	325
Debt, less current portion	993	—
Deferred tax liability, net	1,621	1,615
Lease obligations - operating leases, less current portion	15	37
Total liabilities	11,985	14,437
SHAREHOLDERS’ EQUITY:
Series B preferred shares	—	—
Common shares	80	80
Additional paid-in capital	173,625	173,513
Accumulated deficit	(69,339)	(70,853)
Total shareholders’ equity	104,366	102,740
Total liabilities and shareholders’ equity	$116,351	$117,177

Earnings Call Information

Pure Cycle will host a conference call on Tuesday, January 11, 2022, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. Call details are presented below. We will post a detailed slide presentation, which provides an overview of Pure Cycle and presents summary financial results on our website which can be accessed at www.purecyclewater.com.

Q1 2022 EARNINGS CALL

When:8:30AM Eastern (6:30AM Mountain) on January 11, 2022

Call in number:888-506-0062 (access code: 718641)

International call in number:973-528-0011 (access code: 718641)

Replay number:877-481-4010 | 919-882-2331 (passcode: 44055)

Replay available untilApril 11, 2022 at 8:30AM ET

Event link:https://www.webcaster4.com/Webcast/Page/2247/44055

Company Information

Pure Cycle is a diversified land and water resource development company. At our core we are an innovative and vertically integrated wholesale water and wastewater service provider that, in addition to developing wholesale water and wastewater services, develops a master planned community on land we own and to which we provide water and wastewater services.

Additional information including our recent press releases and SEC filings are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or at info@purecyclewater.com. Be sure to follow Pure Cycle on Twitter @purecyclecorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: timing of development at Sky Ranch; and tap sales and home sales by our home builder customers.  The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially.  Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2021; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission.  Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.